                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                       Investor Contact:    Helen M. Wilson
                                                              Investor Relations
                                                                     ACE Limited
                                                                  (441) 299-9283



          ACE Limited Improves Bid To Acquire Tempest by $100 Million
          -----------------------------------------------------------

HAMILTON, Bermuda, June 9, 1996 -- ACE Limited (NYSE: ACL) announced today that it has offered to increase by approximately $100 million the price it would pay in connection with its previously announced agreement to acquire Tempest Reinsurance Company Limited, a Bermuda-based property catastrophe reinsurer.

The improved ACE proposal provides Tempest shareholders (excluding General Re Corporation) with $743.9 million in total value or $179.04 per Tempest common share. Even before taking into account the strategic benefits of the ACE/Tempest transaction, the improved ACE proposal represents a value superior to that offered by IPC Holdings, Ltd. on June 3, 1996 of $736.6 million (excluding the General Re component) or $177.29 per Tempest common share (as shown in the table below). In addition, under the improved ACE proposal, General Re, which previously entered into a separate agreement with Tempest to sell its shares for $172.4 million would receive an additional $7.5 million.

Brian Duperreault, ACE's chairman, president and chief executive officer, stated: "ACE believes that the revised terms of its proposal, combined with the certainty of a transaction with ACE and the diversification and liquidity created by the ACE/Tempest transaction, provides Tempest's shareholders with an offer superior to that proposed by IPC. The ACE/Tempest transaction will diversify ACE's overall risk profile and expand ACE's customer base. Most importantly, the ACE/Tempest transaction remains significantly accretive to ACE shareholders on both a book value per share and earnings per share basis."

ACE reiterated its belief that its transaction is superior to the proposal set forth by IPC for, among other reasons, the following critical factors:

     .    GREATER CERTAINTY OF VALUE OF ACE ORDINARY SHARES.

          Because ACE is scheduled to close its transaction in ten days, the value of the ACE shares to be received is more certain--there is significant uncertainty as to what IPC shares will be worth in four months, which is the earliest the IPC transaction could be closed.

     .  SIGNIFICANTLY REDUCED EXPOSURE TO BUSINESS RISK.

        Because ACE has the ability to close its acquisition of Tempest in approximately 10 days, Tempest shareholders have less exposure to business, financial and market uncertainties -- the valuation of the consideration in IPC's transaction could decrease as a result of Tempest's results over the next four months, which include the traditional Atlantic hurricane season.

     .  FAVORABLE MARKET REACTION TO ACE/TEMPEST TRANSACTION.

        The market has had the opportunity to evaluate the ACE/Tempest transaction -- there is significant uncertainty as to the effect of the IPC proposal on the long-term market price of IPC shares.

     .  FIRM COMMITMENT BY ACE.

        ACE is contractually bound to the Tempest transaction -- IPC is not in a position to enter into a contract with Tempest before September without the consent of the underwriters of its initial public offering.

     .  BETTER STRATEGIC FIT.

        The ACE/Tempest transaction provides Tempest shareholders with an investment in a diversified company as opposed to a concentrated monoline property catastrophe reinsurer.

Under the improved ACE proposal, the value of the consideration to be received by Tempest shareholders would be increased by approximately $50 million through a pre-closing dividend plus a Guaranteed Value Cash Dividend of up to a maximum of $50 million if the price of ACE ordinary shares does not trade at $49.00 per share or higher on any date from and including June 10, 1996 to the date prior to the closing, calculated as the difference between the highest trading price and $49.00 multiplied by approximately 13.3 million. The dividends to Tempest shareholders (excluding the Guaranteed Value Cash Dividend) will be adjusted based on actual results between March 31, 1996 and closing.

The following chart summarizes the consideration payable per Tempest common share to Tempest shareholders (other than General Re) under the improved ACE proposal, assuming an ACE ordinary share price of $45.25, and under the IPC proposal. This chart demonstrates the superiority of the ACE proposal without giving effect to the qualitative factors discussed above which further enhance the value of the ACE/Tempest transaction:
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


                                         ACE          IPC
Dividend                               $ 21.79      $ 22.60
Stock                                   145.21            -
Stock/Cash                                   -       157.40
Guaranteed Value Cash                    12.04            -
 Dividend (cash plus increased
 stock value)
Deduction for payment of
 Termination Fee                             -        (2.71)

                                       -------      -------
Total                                  $179.04      $177.29

In order to increase the value received by Tempest shareholders (other than General Re), the ACE proposal removes the 42% loss ratio provision, and provides Tempest shareholders with an additional cash dividend prior to the closing date resulting in a lower net asset value at closing. ACE also has proposed eliminating the ability to terminate the ACE/Tempest transaction if the Average Closing Price (as defined in the amalgamation agreement) is greater than $49.00.

Mr. Duperreault stated that "ACE is committed to acquire Tempest and is confident in its ability to close the transaction promptly."

On March 14, 1996, ACE and Tempest entered into an amalgamation agreement pursuant to which Tempest would be acquired by ACE and the shareholders of Tempest would receive ACE ordinary shares. On June 3, 1996, IPC Holdings, Ltd., a Bermuda-based property catastrophe reinsurer announced a proposal to acquire Tempest. ACE and Tempest have set June 19, 1996 as the date of the shareholder meetings to vote on matters related to the ACE/Tempest transaction.

The ACE group of companies specializes in catastrophe insurance for a diverse group of international clients. ACE Limited's Bermuda subsidiaries are leading providers of high level excess and directors and officers liability insurance, and also provide satellite, aviation, excess property and financial lines coverages. ACE owns a majority interest in Methuen Group Limited and provides corporate capital to Lloyd's syndicates managed by Methuen's managing agency.
At March 31, 1996, ACE Limited had over $1.5 billion in shareholders' equity and $3.5 billion in assets.


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